Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Second Quarter 2017 Financial Results

Fort Lauderdale, FL, July 31, 2017 - Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $29.4 million and $0.82, respectively for the second quarter of 2017. For the first six months of 2017, net income was $60.6 million while diluted EPS was $1.68.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “Universal reported excellent top line growth during the second quarter, as well as substantial underwriting profit despite an increased volume of severe weather events during the period. Although our bottom line results for the quarter were modestly impacted by these events, we still delivered a 27.9% return on average equity for the second quarter, which is a testament to the fundamental strength of our business model. Universal remains well positioned on all fronts to deliver outstanding value to our shareholders going forward, with a focus on producing profitable and rate-adequate organic growth within Florida and through our Other State expansion efforts, further enhancing our unique direct-to-consumer platform, Universal DirectSM, and continuing to leverage our vertically integrated structure to deliver better service to our policyholders.”

Second Quarter 2017 Highlights

•	Growth Continues as $1 Billion of In-Force Premium Milestone Reached – Direct premiums written grew 8.9% during the second quarter, including 5.6% growth in Florida and 42.2% growth in Other States, with Universal DirectSM contributing to growth across all geographies. At quarter’s end our in-force premium was in excess of $1 billion for the first time in the Company’s history. During the quarter, we wrote our first homeowners policy and launched Universal DirectSM in New Jersey, and received approval from the New York Department of Financial Services for our homeowners rates and forms (we anticipate writing policies in New York later in 2017). Universal is currently writing business in 15 states and is licensed in an additional 4 states.

•	Underwriting Profitability Strong Despite Weather – The net combined ratio was 81.3% in the second quarter, up from 73.4% in the prior year’s quarter due to an increase in the loss and LAE ratio, partially offset by a reduction in the G&A expense ratio. Current quarter results include a 1.25% increase to our underlying direct loss ratio to increase our weather loss expectation, as well as $1.1 million of reserve additions relating to Hurricane Matthew.

•	2Q Bottom Line Declines, but Year-to-Date Results Excellent – Second quarter net income and diluted EPS each declined by roughly 13%, to $29.4 million and $0.82 per share, respectively, primarily driven by an increase in weather-related losses. For the first six months of 2017, net income grew by 2.9% to $60.6 million and diluted EPS grew 1.5% to $1.68 per share.

•	Balance Sheet Remains Solid – Book value per share grew by 6.4% from March 31, 2017 (or 20.7% from June 30, 2016) to $12.09. Our balance sheet remains solid, with a stable investment portfolio, minimal debt, and a conservative reserve position. Our balance sheet is well protected by reinsurance, and we completed our 2017-2018 reinsurance program during the second quarter, adding additional conservatism to the program without increasing the percentage of premium spent on reinsurance.

•	Focused on Shareholder Returns – Return on Average Common Equity (ROE) was 27.9% for the second quarter of 2017. We declared dividends of $0.14 per share in the second quarter, equating to an annualized dividend yield of 2.4% at current share price levels. During the second quarter, we repurchased 254,214 shares for $6.4 million, or an average cost of $25.06 per share.

Second Quarter 2017 Results

Direct premiums written grew 8.9% from the prior year’s quarter to $296.2 million, with 5.6% growth in our Florida book and 42.2% growth in our Other States book. Our organic growth strategy within our home state of Florida remains on track, and our organic geographic expansion efforts within our Other States book continue to produce results. For the quarter, net premiums earned grew 8.0% to $169.0 million. Commission revenue and policy fees each produced double-digit growth, up 10.3% and 10.5% versus the prior year’s quarter, respectively, driven by increased premium volume and continued geographic footprint expansion, while other revenue was flat with the prior year’s quarter.

The net combined ratio was 81.3% in the second quarter of 2017 compared to 73.4% in the prior year’s quarter. The reduction in underwriting profitability was driven by an increase in the loss and loss adjustment expense ratio, partially offset by a reduction in the general and administrative expense ratio.

•	The net loss and LAE ratio was 47.4% in the second quarter of 2017, compared to 38.4% for the prior year’s quarter. The increase in the current quarter’s loss and LAE ratio was driven by an increased underlying loss ratio reflecting the recent trend of weather losses, continued growth in our Other States book, current marketplace dynamics, and prior accident year reserve development. In light of the recent trend of weather losses exceeding our planned assumption, we are increasing our underlying direct loss ratio by 1.25 points (1.8 points on the net loss ratio, or approximately $3.0 million of additional losses per quarter) to increase our weather loss expectation going forward. The current quarter includes this adjustment for our 2017 year-to-date results, reflecting an adjustment to the underlying loss ratio for both the first and second quarter of 2017, for an addition to second quarter 2017 losses of approximately $6 million or 3.6 points on the net loss and LAE ratio. Second quarter 2017 results also include prior year reserve additions of $1.1 million, driven by additional losses relating to Hurricane Matthew, while last year’s second quarter included a negligible amount of prior year reserve development. Importantly, Hurricane Matthew losses still remain within the initial range discussed on our third quarter 2016 earnings conference call.

•	The net general and administrative expense ratio was 33.9% in the second quarter of 2017, compared to 35.0% for the same period last year, driven primarily by a reduction in the other operating expense ratio, with a slight reduction in the policy acquisition cost ratio. The net other operating expense ratio was 14.4% compared to 15.4% in the prior year’s quarter, while the net policy acquisition cost ratio was 19.5% compared to 19.6% in the prior year’s quarter.

Net investment income grew by 50.5% from the prior year’s quarter to $3.2 million, driven by the increasing size of our investment portfolio, a shift in asset mix, and a reduction in our investment expenses. Net realized investment gains were $1.7 million in the second quarter of 2017, compared to net realized gains of $576 thousand in the prior year’s quarter. Total unrestricted cash and invested assets grew to $880.4 million at June 30, 2017 from $826.4 million at March 31, 2017 and $841.7 million at June 30, 2016.

Interest expense was $86 thousand for the second quarter of 2017, down from $106 thousand in the prior year’s quarter, as we continue to reduce our level of outstanding debt. Long term debt was $13.6 million as of June 30, 2017 (debt-to-equity of 3.2%), down from $14.0 million at March 31, 2017 (debt-to-equity of 3.5%) and $15.8 million as of June 30, 2016 (debt-to-equity of 4.5%).

The effective tax rate for the second quarter of 2017 was 38.7%, in-line with 38.7% in the prior year’s quarter.

During the second quarter, the Company repurchased 254,214 shares for $6.4 million, or an average cost of $25.06 per share. $9.0 million remains on our current repurchase authorization.

Stockholders’ equity was $421.1 million at June 30, 2017, growth of 5.6% from March 31, 2017 and 19.8% from June 30, 2016. Book value per common was $12.09 at June 30, 2017, growth of 6.4% from $11.37 at March 31, 2017 or 20.7% from $10.02 at June 30, 2016. Return on Average Common Equity (ROE) was 27.9% for the second quarter of 2017.

On April 12, 2017, the Company announced that its Board of Directors declared a cash dividend of $0.14 per share of common stock paid on July 3, 2017 to shareholders of record on June 14, 2017.

Conference Call

Members of the Universal management team will host a conference call on Tuesday, August 1, 2017 at 10:00 AM ET to discuss second quarter 2017 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (888) 887-7180 or internationally (toll) at (270) 823-1518 using the Conference ID: 57183559. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference ID: 57183559, and will be available through August 16, 2017.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama, Virginia, and New Jersey. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarter ended March 31, 2017.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	June 30,	December 31,
	2017	2016
ASSETS
Invested Assets
Fixed maturities, at fair value	$609,909	$584,361
Equity securities, at fair value	9,927	50,803
Short-term investments, at fair value	—	5,002
Investment real estate, net	15,104	11,435

Total invested assets	634,940	651,601
Cash and cash equivalents	245,495	105,730
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	285,480	124,385
Reinsurance recoverable	2,711	106
Premiums receivable, net	64,004	53,833
Property and equipment, net	33,066	32,162
Deferred policy acquisition costs	73,591	64,912
Goodwill	2,319	2,319
Other assets	25,818	22,324

TOTAL ASSETS	$1,370,059	$1,060,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$22,645	$58,494
Unearned premiums	536,363	475,756
Advance premium	24,808	17,796
Reinsurance payable, net	311,897	80,891
Long-term debt	13,603	15,028
Other liabilities	39,675	40,852

Total liabilities	948,991	688,817
STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	454	453
Treasury shares, at cost - 10,626 and 10,272	(95,901)	(86,982)
Additional paid-in capital	86,358	82,263
Accumulated other comprehensive income (loss), net of taxes	(2,458)	(6,408)
Retained earnings	432,615	381,864

Total stockholders’ equity	421,068	371,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,370,059	$1,060,007

Notes:

1	- Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $ 9.99 per share.
2	- Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 45,447 and 45,324 shares; Outstanding 34,821 and 35,052 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUES
Net premiums earned	$169,009	$156,461	$330,568	$308,909
Net investment income	3,223	2,142	5,927	3,747
Net realized gains/(losses) on investments	1,710	576	1,647	1,243
Commission revenue	4,644	4,210	9,242	8,323
Policy fees	5,250	4,753	9,733	8,867
Other revenue	1,651	1,660	3,244	3,159

Total revenues	$185,487	$169,802	$360,361	$334,248
EXPENSES
Losses and loss adjustment expenses	$80,184	$60,083	$150,754	$126,200
Policy acquisition costs	33,022	30,643	65,450	60,239
Other operating expenses	24,272	24,075	48,674	51,513
Interest expense	86	107	189	303

Total expenses	$137,564	$114,908	$265,067	$238,255
Income before income tax expense	47,923	$54,894	95,294	$95,993
Income tax expense	18,547	21,247	34,719	37,120

NET INCOME	$29,376	$33,647	$60,575	$58,873

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SHARE AND PER SHARE INFORMATION

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Weighted average common shares outstanding - basic	34,959	35,062	35,049	34,795
Weighted average common shares outstanding - diluted	35,958	35,649	36,061	35,575
Shares outstanding, end of period	34,821	35,064	34,821	35,064
Basic earnings per common share	$0.84	$0.96	$1.73	$1.69
Diluted earnings per common share	$0.82	$0.94	$1.68	$1.65
Cash dividend declared per common share	$0.14	$0.14	$0.28	$0.28
Book value per share	$12.09	$10.02	$12.09	$10.02
Return on average equity (ROE)	27.9%	39.6%	29.6%	36.0%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

(in thousands, except Policies In-Force)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Premiums
Direct premiums written - Florida	$261,430	$247,483	$479,868	$456,843
Direct premiums written - Other States	34,761	24,438	61,738	43,051

Direct premiums written - Total	$296,191	$271,921	$541,606	$499,894
Direct premiums earned	$244,623	$226,819	$480,998	$448,071
Net premiums earned	$169,009	$156,461	$330,568	$308,909
Policies In-Force
Florida	596,044	565,010	596,044	565,010
Other States	125,729	89,708	125,729	89,708

Total	721,773	654,718	721,773	654,718
In-Force Premium
Florida	$888,206	$847,415	$888,206	$847,415
Other States	112,815	79,091	112,815	79,091

Total	$1,001,021	$926,506	$1,001,021	$926,506
Total Insured Value
Florida	$139,758,417	$131,543,360	$139,758,417	$131,543,360
Other States	43,473,191	29,753,795	43,473,191	29,753,795

Total	$183,231,608	$161,297,155	$183,231,608	$161,297,155
Underwriting Ratios - Net
Loss and loss adjustment expense ratio	47.4%	38.4%	45.6%	40.9%
Policy acquisition cost ratio	19.5%	19.6%	19.8%	19.5%
Other operating expense ratio	14.4%	15.4%	14.7%	16.7%
General and administrative expense ratio	33.9%	35.0%	34.5%	36.2%

Combined ratio	81.3%	73.4%	80.1%	77.0%
Other Items
(Favorable)/Unfavorable prior year reserve development	1,109	(1)	1,205	15
Points on the loss and loss adjustment expense ratio	0.7%	0.0%	0.4%	0.0%

Contacts:

Investors	Media
Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com